Exhibit 2
AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE
     THIS AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE (this “Agreement”), made and entered into as of March 16, 2006, by and between YADKIN VALLEY BANK AND TRUST COMPANY, a banking corporation organized under the laws of the State of North Carolina and having its principal place of business in the City of Elkin, Surry County, North Carolina (the “Bank”), and YADKIN VALLEY FINANCIAL CORPORATION, a North Carolina corporation (the “Holding Company”).
     WHEREAS, the Boards of Directors of the Bank and the Holding Company believe that it is in the best interests of their respective shareholders that the Bank be reorganized into a bank holding company structure pursuant to which the shareholders of the Bank (collectively, the “Shareholders” and individually, a “Shareholder”) would receive one share of the common stock of the Holding Company in exchange for each share of common stock of the Bank (the “Reorganization”); and
     WHEREAS, the parties intend that the Reorganization shall qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, in consideration of the mutual promises and conditions herein contained, the Bank and the Holding Company hereby mutually agree to a Reorganization on the terms and conditions and in the manner and on the basis hereinafter provided:
     1. The Reorganization. (a) The name of the corporation whose shares will be acquired is “Yadkin Valley Bank and Trust Company” and the name of the acquiring corporation is “Yadkin Valley Financial Corporation.”
     (b) At the Effective Time (as defined in Section 2 below), upon the terms and subject to the conditions set forth in this Agreement, in accordance with the relevant provisions of the North Carolina Business Corporation Act, as amended (the “NCBCA”), and without any action on the part of the Bank, the Holding Company or the holders of any of the following securities, each issued and outstanding share of the common stock, par value $1.00 per share, of the Bank (“Bank Stock”), shall be converted (the “Share Conversion”) into one share (the “Reorganization Consideration”) of the common stock, par value $1.00 per share, of the Holding Company (“Holding Company Stock”). At the Effective Time, each share of Bank Stock shall automatically be converted into the Reorganization Consideration, and each holder of a certificate representing shares of Bank Stock shall cease to have any rights with respect thereto, except the right to receive the Reorganization Consideration.
     (c) At the Effective Time, all shares of Holding Company Stock outstanding immediately prior to the Effective Time shall be redeemed from the holder thereof for the sum of $0.0l per share.
     (d) At the Effective Time, the Bank shall be acquired by the Holding Company pursuant to the provisions of the NCBCA and the Reorganization shall have the effects specified in the NCBCA.
     (e) The Holding Company shall pay the fees and expenses incurred in connection with the Reorganization.
     2. Effective Time. As soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Section 7, the Reorganization shall be consummated by filing with the Secretary of State of the State of North Carolina articles of share exchange or other appropriate documents (in any case, the “Articles of Share Exchange”) in accordance with the NCBCA. The Reorganization shall become effective at such time as the Articles of Share Exchange are duly filed, or at such later time as the Bank and the Holding Company shall specify in the Articles of Share Exchange (the time the Reorganization becomes effective being the “Effective Time”).
     3. Share Conversion. (a) As of the Effective Time, all of the existing shareholders of the Bank shall have the right, but not the obligation, to exchange their share certificates evidencing shares of Bank Stock (“Bank Stock Certificate”) for share certificates of the Holding Company Stock. After the Effective Time, each Bank Stock

Certificate shall represent for all purposes only the exchange rights established pursuant to this Agreement. The Holding Company shall appoint First Citizens Bank to act as its transfer agent.
     (b) As of the Effective Time, all outstanding shares of common stock of the Bank shall be owned by the Holding Company and the existing shareholders of the Bank shall own all of the outstanding common stock of the Holding Company.
     4. Board of Directors and Officers of the Holding Company. As of the Effective Time, the Board of Directors of the Holding Company shall be J.T. Alexander, Jr., Ralph L. Bentley, Nolan G. Brown, Faye E. Cooper, Harry M. Davis, James A. Harrell, Jr., William A. Long, Daniel J. Park, Eldon H. Parks, James L. Poindexter, James N. Smoak, Harry C. Spell, Hal M. Stuart, and C. Kenneth Wilcox and such persons shall continue in office until their successors are elected and qualified or until their earlier resignation or removal in accordance with the provisions of the Holding Company’s bylaws. As of the Effective Time, the executive officers of the Holding Company shall be William A. Long, President and Chief Executive Officer, Edwin E. Laws, Chief Financial Officer, and Patricia H. Wooten, Secretary, and such persons shall continue in office until their successors are elected and qualified or until their earlier resignation or removal in accordance with the provisions of the Holding Company’s bylaws.
     5. Stock Option And Other Plans. At the Effective Time, all outstanding options under the Bank’s existing stock option plans (the “Plans”) shall be converted into options to acquire the number of shares of Holding Company Stock that the holders of such options were entitled to acquire of Bank Stock immediately prior to the Reorganization on the same terms and conditions as set forth in the Plans and the agreements issued pursuant to the Plans. The Holding Company shall file a registration statement on Form S-8 covering all shares of Holding Company Stock issuable with respect to existing stock options under the Plans as soon as practicable following the Effective Time, and the Holding Company shall cause such registration statement to become effective and remain effective for as long as such options are outstanding.
     6. Obligations of the Parties Pending the Effective Time. The Bank and the Holding Company shall, as soon as practicable take the following action:
     (a) This Agreement shall be duly submitted to the Shareholders of the Bank and the sole shareholder of the Holding Company for the purpose of considering and acting upon the Reorganization in the manner required by law and their respective articles of incorporation and bylaws. The Bank and the Holding Company shall use their best efforts to obtain the requisite approval of their shareholders for the Reorganization and the transactions contemplated by this Agreement, and the Bank and the Holding Company shall, through their respective officers, execute and file with the appropriate regulatory authorities, including the Board of Governors of the Federal Reserve System and the North Carolina Banking Commission, such applications, exhibits, documents and papers as shall be necessary or appropriate to secure approval of this Agreement, the Reorganization and the other transactions contemplated hereby, as required by applicable statutes, rules and regulations;
     (b) The Holding Company shall use its best efforts to cause the issuance of common stock of the Holding Company pursuant to the Share Conversion to be qualified or exempted under the Securities Act of 1933, as amended, and the securities and blue sky laws of each state in which it deems such qualification or exemption to be required; and
     (c) Until the Effective Time, neither the Bank nor the Holding Company shall dispose of its assets except in the ordinary and normal course of business.
     7. Conditions Precedent to the Reorganization. The Reorganization shall be subject to the satisfaction of the following conditions:
     (a) Ratification and confirmation of this Agreement by affirmative vote of Shareholders holding a majority of the shares of Bank Stock entitled to be cast on the Reorganization and by consent of the sole shareholder of the Holding Company as required by law;
     (b) Approval, to the extent required, by the Board of Governors of the Federal Reserve System of the Reorganization and the transactions related thereto;
     (c) Approval, to the extent required, of any other governmental or regulatory authority;

     (d) Expiration of any waiting period required by any supervisory authority of the Bank or the Holding Company; and
     (e) Neither the Bank nor the Holding Company shall be subject as of the Effective Time to any order, decree or injunction of a court of competent jurisdiction that enjoins or prohibits the consummation of the Reorganization, nor shall there be pending an action, suit or proceeding by any governmental authority that seeks injunctive or other relief in connection with the transactions contemplated hereby.
     8. Termination. This Agreement may be terminated prior to the Effective Time for any of the following reasons by written notice by either the Bank or the Holding Company to the other upon authorization by resolution adopted by the Board of Directors of either the Bank or the Holding Company:
     (a) Any condition precedent contained in Section 7 has not been fulfilled or waived;
     (b) Any order, decree, injunction, action, suit, proceeding, or claim has been instituted, made or threatened, relating to the proposed Reorganization, that makes consummation of the Reorganization inadvisable in the opinion of the Board of Directors of either the Bank or the Holding Company; or
     (c) A determination by the Board of Directors of either the Bank or the Holding Company that consummation of the Reorganization is inadvisable in the opinion of such Board of Directors.
     9. Amendment. This Agreement may be amended by the Boards of Directors of the Bank and the Holding Company at any time prior to filing Articles of Share Exchange with the North Carolina Secretary of State, notwithstanding approval of this Agreement by the shareholders of the Bank and the Holding Company, provided that no such amendment shall (i) alter or change the amount or kind of Reorganization Consideration to be received in exchange for the Bank Shares; or (ii) waive any of the requirements for a plan of share exchange as set forth in the NCBCA.
     10. Entire Agreement and Counterparts. This Agreement contains the entire agreement of the parties with respect to the transactions contemplated hereby. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     11. Effect of the Agreement. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     12. Parties in Interest. Nothing in this Agreement, express or implied, other than the right to receive the Reorganization Consideration pursuant to Section 1, is intended to or shall confer upon any person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
     13. Interpretation. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.
     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.
     IN WITNESS WHEREOF, the Bank and the Holding Company have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be affixed hereto as of the date first above written.

YADKIN VALLEY BANK AND TRUST COMPANY

	By:	/s/ William A. Long

William A. Long
[Corporate Seal]		President and Chief Executive Officer

YADKIN VALLEY FINANCIAL CORPORATION

	By:	/s/ William A. Long

William A. Long
[Corporate Seal]		President and Chief Executive Officer